Exhibit 99.1

Walker & Dunlop Reports 8% Net Income Growth on

Highest Loan Origination Volume in Company History

Adjusted EBITDA Grows 88% Year Over Year

SECOND QUARTER 2017 HIGHLIGHTS

•	Total revenues of $166.4 million, up 13% from Q2 '16
•	Net income of $34.6 million, or $1.08 per diluted share, up 8% from Q2 '16
•	Adjusted EBITDA[1] of $51.0 million, up 88% from Q2 '16
•	Total transaction volume of $6.0 billion, up 12% from Q2 '16
•	Servicing portfolio of $66.3 billion at June 30, 2017, up 16% from June 30, 2016
•	Net MSR additions from loan originations during the quarter of $10.6 million compared to $1.7 million for Q2 '16

YEAR-TO-DATE 2017 HIGHLIGHTS

•	Total revenues of $324.9 million, up 34% from 2016
•	Net income of $77.8 million, or $2.43 per diluted share, up 64% from 2016
•	Adjusted EBITDA of $101.3 million, up 70% from 2016
•	Total transaction volume of $11.0 billion, up 38% from 2016
•	Operating margin of 35% compared to 31% in 2016
•	Return on equity of 24% compared to 19% in 2016

Bethesda, MD – August 2, 2017 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported second quarter 2017 net income of $34.6 million, or $1.08 per diluted share, representing an 8% increase in net income over second quarter 2016. Total revenues for the second quarter 2017 were $166.4 million, a 13% increase from the prior-year second quarter. Adjusted EBITDA for the second quarter 2017 was a record $51.0 million compared to $27.1 million for the second quarter 2016, an 88% increase.

“A 33% year-over-year increase in mortgage bankers and brokers at Walker & Dunlop, coupled with the underlying health of the commercial real estate industry and our company's expanding reputation as an industry leader, drove record loan origination volume of $5.7 billion, net income growth of 8% and $1.08 of diluted earnings per share,” commented Willy Walker, Chairman and CEO. “Record loan origination volume and the continued growth of our loan servicing portfolio produced 88% growth in adjusted EBITDA to a record $51 million.  Earning over $100 million in adjusted EBITDA in the first half of 2017 demonstrates the profitability of our business model and long-term value of the mortgage servicing rights we have accumulated so successfully.”

Mr. Walker continued, “W&D's client base continues to expand, creating growth opportunities across our business such as our joint venture with Blackstone Mortgage Trust and the recently announced engagement to finance Greystar’s acquisition of Monogram. These business opportunities only exist due to the exceptional performance of the W&D team every day.

“Based on our extremely strong financial performance in the first half of 2017 and positive macro-economic drivers behind commercial real estate, we are confident in our ability to exceed the annual financial and operational goals we set out at the beginning of the year and to continue to grow in the years to come.”

Second Quarter 2017 Earnings Release

SECOND QUARTER 2017 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q2 2017	Q2 2016	$ Variance	% Variance
Fannie Mae	$2,188,841	$2,398,404	$(209,563)	(9)%
Freddie Mac	1,111,434	1,002,453	108,981	11
Ginnie Mae - HUD	403,981	111,927	292,054	261
Brokered	1,948,918	1,093,932	854,986	78
Interim Loans	26,637	158,565	(131,928)	(83)
Loan origination volume	$5,679,811	$4,765,281	$914,530	19%
Investment sales volume	351,825	623,995	(272,170)	(44)
Total transaction volume	$6,031,636	$5,389,276	$642,360	12%

Discussion of Results:

•

The increase in total transaction volume was largely the result of an increase in the average number of mortgage bankers and brokers from 99 during the second quarter 2016 to 140 during the same period in 2017.

•

We continue to experience strong total transaction volume due to the continued strength of the commercial real estate and multifamily market, a low interest rate environment, and robust demand for rental properties.

•

The increase in HUD loan origination volume period over period was attributable to the increase in the average number of mortgage bankers and brokers combined with program changes introduced by HUD in 2016 that reduced the cost of borrowing, resulting in HUD loans becoming a more attractive financing option to our borrowers.

•

An increase in the average number of mortgage bankers with a primary expertise in brokered loan originations from 42 during the second quarter 2016 to 77 during the second quarter 2017 was the primary driver for the increase in brokered loan origination volume.

•	The decline in investment sales volume year over year is consistent with the decline in the broader multifamily investment sales market.

SERVICING PORTFOLIO
(dollars in thousands)	Q2 2017	Q2 2016	$ Variance	% Variance
Fannie Mae	$29,573,946	$24,884,039	$4,689,907	19%
Freddie Mac	22,380,103	18,880,690	3,499,413	19
Ginnie Mae - HUD	8,919,840	9,396,321	(476,481)	(5)
Brokered	5,128,453	3,918,682	1,209,771	31
Interim Loans	288,412	242,092	46,320	19
Total servicing portfolio	$66,290,754	$57,321,824	$8,968,930	16%
Weighted-average servicing fee rate (basis points)	26.5	25.0
Weighted-average remaining term (years)	10.1	10.4

Discussion of Results:

•	Our servicing portfolio has experienced significant growth over the past year due to our record loan origination volumes and relatively few payoffs.
•

The weighted-average servicing fee increased since the second quarter 2016 as we have originated more Fannie Mae loans than any other product over the past 12 months. Fannie Mae loans carry the highest servicing fees of any of our loan products due to their risk-sharing provisions.

•	During the second quarter 2017, there were $1.9 billion of net loan additions to the servicing portfolio.

Second Quarter 2017 Earnings Release

REVENUES
(dollars in thousands)	Q2 2017	Q2 2016	$ Variance	% Variance
Loan origination fees	$57,507	$46,874	$10,633	23%
Gains attributable to MSRs	44,669	55,579	(10,910)	(20)
Gains from mortgage banking activities	102,176	102,453	(277)	-
Servicing fees	43,214	32,771	10,443	32
Net warehouse interest income, LHFS	2,430	2,130	300	14
Net warehouse interest income, LHFI	3,370	1,450	1,920	132
Escrow earnings and other interest income	4,514	1,955	2,559	131
Other revenues	10,703	7,099	3,604	51
Total revenues	$166,407	$147,858	$18,549	13%
Key revenue metrics (as a percentage of loan origination volume):
Origination related fees	1.01%	0.98%
Gains attributable to MSRs	0.79	1.17
Gains attributable to MSRs—Agency loans[2]	1.21	1.58

Discussion of Results:

•

The increase in loan origination fees to a quarterly record of $57.5 million was largely driven by the increase in loan origination activity in the second quarter 2017 compared to the prior-year second quarter.

•

The decrease in gains attributable to mortgage servicing rights (“MSRs”) was primarily the result of a decrease in Fannie Mae loan origination volume year over year and a 20% increase in floating-rate loan origination volume from the second quarter 2016 to the second quarter 2017. We record relatively less MSR income on floating-rate loan originations as their estimated life is substantially shorter than fixed-rate loan originations.

•	During the past 12 months, the Company has originated $19.9 billion of loans, facilitating substantial growth in servicing fees year over year.
•	The increase in net warehouse interest income from our on-balance-sheet interim loans was attributable to a 56% year-over-year increase in the average balance of loans outstanding.
•

Escrow earnings benefitted from an increase in the average balance of escrow accounts outstanding from the second quarter 2016 to the second quarter 2017. Additionally, the average earnings rate on our escrow accounts increased over the past year.

EXPENSES
(dollars in thousands)	Q2 2017	Q2 2016	$ Variance	% Variance
Personnel	$63,516	$55,758	$7,758	14%
Amortization and depreciation	32,860	26,425	6,435	24
Provision (benefit) for credit losses	(93)	292	(385)	(132)
Interest expense on corporate debt	2,443	2,465	(22)	(1)
Other operating expenses	11,599	11,212	387	3
Total expenses	$110,325	$96,152	$14,173	15%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	38%	38%
Other operating expenses	7	8

Discussion of Results:

•

Fixed compensation costs increased following acquisitions during the fourth quarter 2016 and first quarter 2017 and due to hiring to support the growth of the Company, resulting in a substantial increase in the average headcount from 506 in the second quarter 2016 to 594 in the same period in 2017.

•

Variable compensation costs increased as a result of increased commissions expense resulting from the growth in loan origination volume and the corresponding increase in loan origination fees, partially offset by a decrease in bonus expense. The

Second Quarter 2017 Earnings Release

decrease in bonus expense is due to the Company’s relative outperformance during the second quarter 2016, which was a record at the time.
•	Although compensation costs have increased, personnel expense as a percentage of total revenues has remained consistent.
•

Amortization and depreciation costs increased due to the growth of the average balance of MSRs outstanding year over year. Over the past 12 months, we have added $105.1 million of MSRs, net of write offs due to prepayment.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q2 2017	Q2 2016	$ Variance	% Variance
Walker & Dunlop net income	$34,567	$32,021	$2,546	8%
Adjusted EBITDA	50,988	27,090	23,898	88
Diluted EPS	$1.08	$1.05	$0.03	3%
Operating margin	34%	35%
Return on equity	21	25

Discussion of Results:

•	The second quarter marks the 11th quarter out of the past 12 quarters that the Company has produced year-over-year net income and diluted EPS growth.
•	The increase in net income is largely attributable to the increase in total revenues.
•	The substantial increase in adjusted EBITDA was driven by increases in loan origination fees, servicing fees, and interest income, partially offset by the increase in personnel costs.
•

The slight decrease in operating margin was driven primarily by the change in the mix of loan origination volume. During the second quarter 2017, brokered loan origination volume represented 34% of total loan origination volume compared to 23% during the year-ago quarter. Brokered loan originations have the lowest operating margin of all of our loan products.

•

The decrease in return on equity is largely related to a $148.4 million increase in stockholders’ equity over the past year due primarily to the $144.2 million of net income recorded over the past 12 months.

KEY CREDIT METRICS
(dollars in thousands)	Q2 2017	Q2 2016	$ Variance	% Variance
At risk servicing portfolio[3]	$26,095,958	$21,259,296	$4,836,662	23%
Maximum exposure to at risk portfolio[4]	5,282,883	4,285,966	996,917	23
60+ day delinquencies within at risk portfolio	$—	$—	$—	N/A %
Key credit metrics (as a percentage of the at risk portfolio):
60+ day delinquencies	0.00%	0.00%
Allowance for risk-sharing	0.01	0.03
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.07%	0.14%
Allowance for risk-sharing and guaranty obligation	0.76	0.80

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loan origination volume during the past year.  There were no 60+ day delinquencies or defaults in our at risk servicing portfolio at June 30, 2017, the ninth consecutive quarter we have not had any 60+ day delinquent loans in our at risk servicing portfolio.

•

The on-balance sheet interim-loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $168.7 million at June 30, 2017 compared to $242.1 million at June 30, 2016.  All of the Company’s interim loans are current and performing at June 30, 2017.

Second Quarter 2017 Earnings Release

YEAR-TO-DATE 2017 OPERATING RESULTS

Total transaction volume for the six months ended June 30, 2017 was $11.0 billion compared to $8.0 billion for the same period last year, a 38% increase.

Total revenues for the six months ended June 30, 2017 were $324.9 million compared to $242.1 million for the same period last year, a 34% increase. The change in total revenues was largely driven by a 33% increase in gains from mortgage banking activities and a 32% increase in servicing fees.

Total expenses during the six months ended June 30, 2017 and 2016 were $212.7 million and $166.2 million, respectively. The 28% increase in total expenses was due primarily to increased personnel expenses and amortization and depreciation costs. Personnel expenses as a percentage of total revenues was unchanged year over year at 37%.

Operating margin for the six months ended June 30, 2017 and 2016 was 35% and 31%, respectively. Increased scale in the business year over year provided a lift to operating margin, as revenues grew 34% while expenses increased only 28%.

Net income for the six months ended June 30, 2017 was $77.8 million, or $2.43 per diluted share, compared to net income of $47.5 million, or $1.55 per diluted share, for the same period last year, a 64% increase that was driven primarily by the increase in total revenues and a decrease in our effective tax rate due to a significant year-over-year increase in excess tax benefits related to employee stock compensation.

For the six months ended June 30, 2017 and 2016, adjusted EBITDA was $101.3 million and $59.5 million, respectively. The 70% increase was driven by significant growth in origination fees and servicing fees, partially offset by a large increase in personnel expenses.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

3  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac and GNMA - HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

4  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, August 2, 2017 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (888) 632-3384 from within the United States or (785) 424‑1675 from outside the United States and are asked to reference the Conference ID: WDQ217. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call.

Second Quarter 2017 Earnings Release

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time August 2, 2017 through August 16, 2017. Please call (800) 839-2398 from the United States or (402) 220-7208 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 600 professionals in 28 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision for credit losses net of write-offs, stock-based incentive compensation charges, non-cash revenues such as gains attributable to MSRs, and mark-to-market effects from CMBS activities. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

Second Quarter 2017 Earnings Release

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Montz	Susan Weber
Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
(in thousands)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$53,338	$50,745	$118,756	$83,887	$60,993
Restricted cash	15,768	9,313	9,861	14,370	17,611
Pledged securities, at fair value	92,401	86,900	84,850	81,933	78,491
Loans held for sale, at fair value	1,608,025	1,230,311	1,858,358	1,299,028	2,244,329
Loans held for investment, net	167,540	311,242	220,377	261,915	239,861
Servicing fees and other receivables, net	34,794	35,882	29,459	28,316	36,300
Derivative assets	24,991	15,446	61,824	33,796	28,358
Mortgage servicing rights	573,159	562,530	521,930	496,678	468,093
Goodwill and other intangible assets	124,621	124,670	97,372	91,340	91,389
Other assets	71,398	54,499	49,645	39,854	30,599
Total assets	$2,766,035	$2,481,538	$3,052,432	$2,431,117	$3,296,024

Liabilities
Accounts payable and other liabilities	$229,471	$205,100	$232,231	$202,533	$176,154
Performance deposits from borrowers	14,894	9,424	10,480	13,885	16,799
Derivative liabilities	500	9,449	4,396	2,918	29,483
Guaranty obligation, net	36,492	35,311	32,292	30,938	28,406
Allowance for risk-sharing obligations	3,648	3,546	3,613	3,400	5,810
Warehouse notes payable	1,630,268	1,406,462	1,990,183	1,440,425	2,336,925
Note payable	164,011	164,088	164,163	164,238	164,313
Total liabilities	$2,079,284	$1,833,380	$2,437,358	$1,858,337	$2,757,890

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	301	301	296	294	294
Additional paid-in capital	222,989	218,908	228,889	223,603	218,818
Retained earnings	458,819	424,252	381,031	344,241	314,613
Total stockholders’ equity	$682,109	$643,461	$610,216	$568,138	$533,725
Noncontrolling interests	4,642	4,697	4,858	4,642	4,409
Total equity	$686,751	$648,158	$615,074	$572,780	$538,134
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,766,035	$2,481,538	$3,052,432	$2,431,117	$3,296,024

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Quarterly Trends					Six months ended
						June 30,
(in thousands, except per share amounts)	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016	2017	2016
Revenues
Gains from mortgage banking activities	$102,176	$96,432	$117,779	$100,630	$102,453	$198,608	$148,776
Servicing fees	43,214	41,525	39,370	37,134	32,771	84,739	64,420
Net warehouse interest income	5,800	6,620	7,802	5,614	3,580	12,420	10,311
Escrow earnings and other interest income	4,514	3,292	2,943	2,630	1,955	7,806	3,595
Other	10,703	10,643	10,497	8,778	7,099	21,346	14,997
Total revenues	$166,407	$158,512	$178,391	$154,786	$147,858	$324,919	$242,099

Expenses
Personnel	$63,516	$56,172	$73,126	$64,377	$55,758	$119,688	$89,988
Amortization and depreciation	32,860	32,338	30,603	29,244	26,425	65,198	51,580
Provision (benefit) for credit losses	(93)	(132)	(778)	283	292	(225)	(117)
Interest expense on corporate debt	2,443	2,403	2,432	2,485	2,465	4,846	4,934
Other operating expenses	11,599	11,608	11,827	9,685	11,212	23,207	19,826
Total expenses	$110,325	$102,389	$117,210	$106,074	$96,152	$212,714	$166,211
Income from operations	$56,082	$56,123	$61,181	$48,712	$51,706	$112,205	$75,888
Income tax expense	21,570	13,063	24,175	18,851	19,595	34,633	28,444
Net income before noncontrolling interests	$34,512	$43,060	$37,006	$29,861	$32,111	$77,572	$47,444
Less: net income (loss) from noncontrolling interests	(55)	(161)	216	233	90	(216)	(35)
Walker & Dunlop net income	$34,567	$43,221	$36,790	$29,628	$32,021	$77,788	$47,479

Basic earnings per share	$1.15	$1.45	$1.25	$1.01	$1.09	$2.60	$1.61
Diluted earnings per share	$1.08	$1.35	$1.16	$0.96	$1.05	$2.43	$1.55

Basic weighted average shares outstanding	30,131	29,809	29,477	29,374	29,388	29,971	29,438
Diluted weighted average shares outstanding	32,097	32,006	31,701	30,793	30,627	32,067	30,714

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(dollars in thousands, except per share data)	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016	2017	2016
Transaction Volume:
Loan Origination Volume by Product Type
Fannie Mae	$2,188,841	$1,888,936	$2,273,379	$1,565,915	$2,398,404	$4,077,777	$3,161,648
Freddie Mac	1,111,434	1,162,950	1,231,766	1,296,045	1,002,453	2,274,384	1,706,260
Ginnie Mae - HUD	403,981	207,032	261,204	382,602	111,927	611,013	236,135
Brokered (1)	1,948,918	1,330,298	1,304,724	922,969	1,093,932	3,279,216	1,961,423
Interim Loans	26,637	136,550	184,560	76,475	158,565	163,187	158,565
Total Loan Origination Volume	$5,679,811	$4,725,766	$5,255,633	$4,244,006	$4,765,281	$10,405,577	$7,224,031
Investment Sales Volume	351,825	286,730	1,005,265	788,232	623,995	638,555	780,945
Total Transaction Volume	$6,031,636	$5,012,496	$6,260,898	$5,032,238	$5,389,276	$11,044,132	$8,004,976

Key Performance Metrics:
Operating margin	34%	35%	34%	31%	35%	35%	31%
Return on equity	21	28	25	22	25	24	19
Walker & Dunlop net income	$34,567	$43,221	$36,790	$29,628	$32,021	$77,788	$47,479
Adjusted EBITDA (2)	50,988	50,305	34,625	36,227	27,090	101,293	59,507
Diluted EPS	1.08	1.35	1.16	0.96	1.05	2.43	1.55

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	38%	35%	41%	42%	38%	37%	37%
Other operating expenses	7	7	7	6	8	7	8
Key Revenue Metrics (as a percentage of loan origination volume):
Origination related fees	1.01%	1.08%	1.00%	1.23%	0.98%	1.04%	0.96%
Gains attributable to MSRs	0.79	0.96	1.24	1.14	1.17	0.87	1.10
Gains attributable to MSRs--Agency (3)	1.21	1.40	1.73	1.49	1.58	1.30	1.56

Other Data:
Market capitalization at period end	$1,526,336	$1,302,748	$961,539	$778,169	$701,055
Closing share price at period end	$48.83	$41.69	$31.20	$25.26	$22.78
Average headcount	594	573	539	521	506

Servicing Portfolio by Product:
Fannie Mae	$29,573,946	$28,741,065	$27,728,164	$25,875,684	$24,884,039
Freddie Mac	22,380,103	21,426,315	20,688,410	19,702,477	18,880,690
Ginnie Mae - HUD	8,919,840	9,073,355	9,155,794	9,254,830	9,396,321
Brokered (1)	5,128,453	4,829,934	5,286,473	4,024,490	3,918,682
Interim Loans	288,412	313,355	222,313	264,508	242,092
Total Servicing Portfolio	$66,290,754	$64,384,024	$63,081,154	$59,121,989	$57,321,824

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate (bps)	26.5	26.5	26.1	25.6	25.0
Weighted-average remaining term (years)	10.1	10.2	10.3	10.5	10.4

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

KEY CREDIT METRICS

Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2017	2017	2016	2016	2016
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$22,491,811	$21,465,009	$20,669,404	$19,411,757	$18,314,382
Fannie Mae Modified Risk	6,878,981	7,035,879	6,396,812	5,784,275	5,846,485
Freddie Mac Modified Risk	53,225	53,359	53,368	53,377	53,385
GNMA - HUD Full Risk	—	4,391	4,431	4,470	4,509
Total risk-sharing servicing portfolio	$29,424,017	$28,558,638	$27,124,015	$25,253,879	$24,218,761

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$203,154	$240,177	$661,948	$679,652	$723,172
Freddie Mac No Risk	22,326,878	21,372,956	20,635,042	19,649,100	18,827,305
GNMA - HUD No Risk	8,919,840	9,068,964	9,151,363	9,250,360	9,391,812
Brokered	5,128,453	4,829,934	5,286,473	4,024,490	3,918,682
Total non risk-sharing servicing portfolio	$36,578,325	$35,512,031	$35,734,826	$33,603,602	$32,860,971
Total loans serviced for others	$66,002,342	$64,070,669	$62,858,841	$58,857,481	$57,079,732
Interim loans (full risk) servicing portfolio	288,412	313,355	222,313	264,508	242,092
Total servicing portfolio unpaid principal balance	$66,290,754	$64,384,024	$63,081,154	$59,121,989	$57,321,824

At risk servicing portfolio (1)	$26,095,958	$25,187,219	$24,072,347	$22,384,966	$21,259,296
Maximum exposure to at risk portfolio (2)	5,282,883	5,183,874	4,921,802	4,602,118	4,285,966
60+ day delinquencies, within at risk portfolio	—	—	—	—	—
At risk loan balances associated with allowance for risk-sharing obligations	—	—	—	—	16,884

60+ day delinquencies as a percentage of the at risk portfolio	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.01	0.01	0.02	0.02	0.03
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	N/A	N/A	N/A	N/A	34.41
Allowance for risk-sharing as a percentage of maximum exposure	0.07	0.07	0.07	0.07	0.14
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.76	0.75	0.73	0.75	0.80

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

						Six months ended June 30,
(in thousands)	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016	2017	2016
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$34,567	$43,221	$36,790	$29,628	$32,021	$77,788	$47,479
Income tax expense	21,570	13,063	24,175	18,851	19,595	34,633	28,444
Interest expense on corporate debt	2,443	2,403	2,432	2,485	2,465	4,846	4,934
Amortization and depreciation	32,860	32,338	30,603	29,244	26,425	65,198	51,580
Provision (benefit) for credit losses	(93)	(132)	(778)	283	292	(225)	(117)
Net write-offs	—	—	810	(2,567)	—	—	—
Stock compensation expense	4,310	4,947	5,693	5,270	3,656	9,257	7,514
Gains attributable to mortgage servicing rights (1)	(44,669)	(45,535)	(65,100)	(48,229)	(55,579)	(90,204)	(79,496)
Unrealized (gains) losses from proprietary CMBS mortgage banking activities	—	—	—	1,262	(1,785)	—	(831)
Adjusted EBITDA	$50,988	$50,305	$34,625	$36,227	$27,090	$101,293	$59,507

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.